Exhibit 1

DATE 23 MAY 2003

VIRGIN GROUP INVESTMENTS LIMITED

VIRGIN RETAIL HOLDINGS LIMITED

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of
the entire issued share capital of
Virgin Sky Investments Limited

Macfarlanes
10 Norwich Street
London EC4A 1BD

SHARE PURCHASE AGREEMENT

DATE	23 May 2003

PARTIES

1	VIRGIN GROUP INVESTMENTS LIMITED a company incorporated in the British Virgin Islands (company number 175750) whose registered office is at Craigmuir Chambers, P0 Box 71, Road Town, Tortola, BVI (“the Vendor”)

2	VIRGIN RETAIL HOLDINGS LIMITED a company incorporated in the British Virgin Islands (company number 299265) whose registered office is at Craigmuir Chambers, P0 Box 71, Road Town, Tortola, BVI (“the Purchaser”).

RECITALS

A	The Vendor is the registered holder and beneficial owner of the Sale Shares.

B	The Vendor has agreed to sell and the Purchaser has agreed to buy the Sale Shares on the terms and subject to the conditions of this Agreement.

AGREEMENT

1	Definitions and interpretation

1.1	The Recitals form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Recitals.

1.2	In this Agreement, the following words and expressions shall have the following meanings:-

the Charges: the four charges, details of which are set out in the Schedule to this Agreement;

the Company: Virgin Sky Investments Limited, a company incorporated in England and Wales (company number 4415765) whose registered office is at 120 Campden Hill Road, London W8 7AR;

the Completion Date: the date of this Agreement;

the Consideration: the sum of £291,068,452 left outstanding on demand;

the Parties: the parties to this Agreement;

the Sale Shares: the 1,501 ordinary shares of £1 each in the capital of the Company, being the entire issued share capital.

1.3	In this Agreement (unless the context requires otherwise):-

1.3.1	words and expressions which are defined in the Companies Act 1985 shall have the same meanings as are ascribed to them in the Companies Act 1985;

1.3.2	any gender includes a reference to the other genders; and

1.3.3	any reference to a Clause is to a Clause of this Agreement.

1.4	The headings contained in this Agreement are for the purposes of convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2	Sale and purchase of the Sale Shares

The Vendor shall sell with full title guarantee subject only to the Charges and the Purchaser shall purchase the Sale Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Sale Shares, including any dividends or distributions declared or paid on the Sale Shares after that date, shall belong to the Purchaser, but subject to the Charges.

3	Consideration

The consideration for the transfer of the Sale Shares shall be the sum of £291,068,452 to be left outstanding between the Purchaser and the Vendor on inter-company sterling denominated loan, payable on demand and interest free.

4	Completion

On the Completion Date (or, in the case of Clause 4.1.2, as soon as reasonably practicable thereafter), the following shall take place when the Vendor shall:-

4.1.1	deliver to the Purchaser, or procure the delivery to the Purchaser of, a duly executed transfer in favour of the Purchaser or such other documents needed to transfer legal title to the Sale Shares, plus the share certificate; and

4.1.2	procure that the Company update the statutory books of the Company.

5	Further Undertaking

5.1	The Vendor shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

5.2	The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendor may from time to time reasonably require for the purpose of giving the Vendor the full benefit of the provisions of this Agreement.

6	General

6.1	This Agreement constitutes the entire agreement and understanding of the Parties. Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this sub-Clause shall, however, operate to limit or exclude any liability for fraud.

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6.2	Each Party shall pay its own costs and expenses of and incidental to this Agreement.

6.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

6.4	This Agreement shall be binding upon and enure for the benefit of the successors and assigns of the Parties.

6.5	The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

6.6	No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

6.7	Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by a Party in its absolute discretion as regards another Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

6.8	This Agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

6.9	This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

7	Governing law and jurisdiction

7.1	This Agreement and all matters relating to it shall be governed by and construed exclusively in accordance with the laws of England.

7.2	The Parties submit to the exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

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Schedule

The Charges

1	A mortgage over the shares in the Company in favour of Lloyds TSB Bank plc dated 3 May 2002.

2	A charge over the shares in the Company in favour of Cougar Investments Limited (as security trustee) dated 19 December 2002.

3	A charge over the shares in the Company in favour of Cougar Investments Limited (as security trustee) dated 4 March 2003.

4	A charge over the shares in the Company in favour of Cougar Investments Limited (as security trustee) dated 7 May 2003.

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Signed on the date set out at the head of this Agreement.

SIGNED for and on behalf of VIRGIN GROUP INVESTMENTS LIMITED acting by:-	) ) )	/s/ Frank Dearie Frank Dearie Alternate director to Niall M Ritchie

Director

SIGNED for and on behalf of VIRGIN RETAIL HOLDINGS LIMITED acting by:-	) ) )	/s/ Frank Dearie Frank Dearie Director

Director

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